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                                                                    Exhibit 10.8


                                   KBkids.com
                                   TASK ORDER



THIS Task Order dated, as of August 25, 1999 is by and between CANICOM, INC, a Colorado Corporation ("CANICOM") and KBKids.com, an Ohio Limited Liability Company ("KBKids.com")

1. Customer Interaction Agreement. This Task Order is being entered into pursuant to the terms and conditions of that certain Customer Interaction Agreement ("CIA") dated August 25, 1999, between KBkids.com, and CANICOM. By execution of this Task Order, the terms and conditions of the CIA are added to and/or modified by the terms of this Task Order; the terms and condition of the CIA shall govern unless otherwise provided in this Task Order.

2. Term. The term of this Task Order shall commence effective as of the above referenced date. This Task Order shall terminate three years from date of signature. KBkids.com may cancel the services provided under any Task Order at any time upon forty-five (45) days written notice to CANICOM. Termination and renewals of this Task Order shall otherwise be governed by the CIA.

3. Services. CANICOM's Obligations During the term of the Task Order. CANICOM shall provide the following services and/or materials (collectively "Services"):

     3.1. CANICOM will provide workstations and communication technology for KBkids.com agents, as described in 5.2.1.

     3.2. CANICOM will accommodate inbound and outbound calls, as well as e-mails, for KBkids.com on a twenty-four hours per day, seven days per week basis:

          3.2.1. Inbound. CANICOM will accept inbound calls that are generated via print and electronic advertisements and referrals. Inbound calls handled will include but are not limited to, credit issues, order status, and web site navigation. CANICOM will staff inbound lines in a manner, which will support achieving acceptable call handling guidelines. These include answering 90% of the calls within 30 seconds and an abandonment rate of five (5) percent or less based upon the KBkids.com forecasted call volume and time of day, day of week;

          3.2.2. Outbound. CANICOM will also perform outbound calls where the customer needs additional information that was not available at the time of the original call.

          3.2.3. E-mail. CANICOM will provide e-mail support to KBkids.com in such a manner that 97% of incoming e-mails are answered within twenty-four (24) hours and 100% of incoming e-mails are answered within (48) forty-eight hours.

     3.3. Work Requests. Canicom will make every effort to perform any changes to the project. All requests will be documented on a "work request" which outlines the changes to be made, scope of the change, time needed to make the change, scheduled start date and completion date and anticipated costs associated with the change.

     3.4. Scripts. Together KBkids.com and CANICOM will agree on appropriate call handling and e-mail scripts which CANICOM will provide to CANICOM's Customer Service Representative's for their use.


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     3.5. Reports. CANICOM will provide reports that will meet KBkids.com's specifications and time requirements consistent with CANICOM's software and database limitations. Report formats and transmission of reports will be prepared based on the agreed upon specifications of KBkids.com and CANICOM.

4. KBkids.com's Obligations. In connection with the obligations to be performed by CANICOM pursuant to this Task Order, KBkids.com shall provide:

     4.1. Accurate and current advertising and media campaign schedules, call forecasts, e-mail forecasts, workstation forecasts, and calling lists that allow CANICOM to maintain staffing levels and meet inbound and outbound performance and services levels.

     4.2. A ninety (90) day rolling forecast for workstation and agent requirements, with fourteen (14) days being a firm forecast.

     4.3. A dedicated project manager or contact who can serve as CANICOM's interface throughout the project.

     4.4. The initial agent training for both CANICOM and KBkids.com agents. This training will include product training on KBkids.com's goods and services, as well as corporate culture and philosophies, including goals and objectives. Training related to Smith-Gardner's MACS software will also be included.

     4.5. Scripts, product information, pricing, service information and materials as needed by CANICOM for the process of handling customer calls and e-mail inquirers.

     4.6. Licenses for the MACS and HP systems, as well as for eGain, for use by CANICOM Customer Service Representatives.

     4.7. A point to point T1 line with enough capacity to handle the estimated data transmissions.

     4.8. Phone and data line charges are to be paid by KBkids.com, or billed separately at an additional cost ($0.062 per minute for voice and $391.05/month for a 36-month agreement or $342.24/month for a 60-month agreement for data. Installation charges of $626.50.)

     4.9. Replacement equipment for lost or damaged equipment, unless such equipment is lost or damaged because of the negligence of CANICOM.

     4.10. A security deposit of $50,000 (approximately one month's phone bill)

     4.11. The following data hardware or equivalents:

                    -    2 Motorola DDS/MR64 CSU/DSUs
                    -    2 Cisco 2501 Routers
                    -    1 T1 dataline
                    -    Cisco 1605 Firewall Router

           This hardware is the property of KBKids.com

5. Compensation. KBkids.com will pay CANICOM (in addition to any other compensation otherwise provided in the CIA or this Task Order) the following amounts at the following times and/or at the following rates:

     5.1.  Fees Due on Execution of this Task Order/Set-up Fees: ..........$0.00



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     5.2. Invoiced Fees. The following fees and charges shall be paid pursuant to invoice in accordance with the CIA and pursuant to the following schedule:

          5.2.1. WORKSTATION AND COMMUNICATION TECHNOLOGY PRICING:

     Workstation and Communication Technology:..................$10
       (per agent station per hour for KBkids.com agents located at Canicom.)

     Included in this fee are:

-    Lucent Definity G3-R ACD
-    Center-Vu Agent software
-    Center-Vu Supervisor software
-    Workstation Systems
-    Workstation and 5' Cubicles
-    CMS Reporting software and reports
-    Training Facility Use
-    Access to a Conference Room
-    24 Hour Security
-    Janitorial Services
-    Power Backup for ACD
-    Insurance on Facility and Fixtures
-    Local Phone Calls and Phone Line
-    Technical Support for Equipment
-    Use of Breakroom and Kitchen Facilities
-    Use of Receptionist
-    Use of agent-lockers

This $10 rate will be effective for the period August 25,1999, to December 31,1999. Prior to December 31, 1999, a new rate will be negotiated for the year 2000.

The following items can also be included for KBkids.com agents/employees for the amounts listed:

-    Quality Monitoring Services             $20 per agent monitored per week
-    Training (MACS/Center-Vu)               $100 per hour per trainer
-    Supplies (Copier, fax, etc.)            At Cost
-    Management Training                     $100 per hour per trainer
     (Center-Vu Supervisor, CMS)


          5.2.2  Canicom Customer Service Representatives:

      Inbound, per dedicated agent, per hour, without Telecom:..........$31.00
      Outbound, per dedicated agent, per hour, without Telecom:.........$31.00
      E-mail, per dedicated agent, per hour, without Telecom:...........$31.00

Call handling agent rate includes:

-    Supervisors, Agents and Management
-    Benefits Package for Agents, Supervisors, and Managers
-    Quality Assurance
-    Monitoring and Agent Scoring
-    Training Personnel
-    Human Resources (recruiting, etc.)
-    Facilities
-    On-going MIS Support for Normal Operations
-    Account Services & Support
-    Agent Workstations
-    Automatic call vectoring by skill.
-    Lucent Definity G3-R ACD
-    Telecom Support
-    Furniture/Fixtures
-    Center Vu Software
-    Standard Incentive programs


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          5.2.2.  Fulfillment:

                  a)  Fulfillment, per piece, (Appt. & Info.) w/o
                      postage:..........................................N/A

                  b)  Fulfillment, per piece, (Thanks Letter) w/o
                      postage:..........................................N/A

         5.2.4.   Processing of mail orders (Keying into database):.....N/A

         5.2.5.   Training, per hour, per CANICOM agent & supervisor:..$18.00

                  KBkids.com will not be responsible for training costs associated with CANICOM agents that do not return for the second day of training. Should the turnover rate of Canicom agents assigned to KBkids.com exceed an annual rate of 30%, Canicom will be responsible for the costs associated with training replacement agents.

         5.2.6.   Charges for Reports:

                  a)  Standard Reports:........................Included

                  b)  Custom Reports:........Standard Programming Rates

         5.2.7    Supplemental Charges (if applicable):

                  a)  Standard programming, regular per hour:..........$75.00
                  b)  Custom programming, rush per hour
                      (completion required within 24 hours):..........$125.00
                  c)  Shipping and postage:...............................N/A
                  d)  Faxing, administrative, and project related
                      per page:...........................................N/A
                  e)  Automated faxing per page:..........................N/A
                  f)  Dedicated 800 number....................... Actual Cost
                  g)  Long distance from CANICOM to KBkids.com:...Actual Cost

          5.2.8. Incentive Commission. CANICOM will collect a fee as agreed upon and documented in a separate Task Order. The fees and parameters are to be defined in a Task Order.

5.3. Other CANICOM Service Fees (some may apply in addition, based on complexity of Project and Travel Charges. KBkids.com agrees to reimburse CANICOM for all necessary and reasonable project related pre-approved travel.

5.4. During the term of this Task Order prices set forth above will increase Annually on the anniversary of this Task Order by 5%. This increase is used to offset cost of living raises and agents pay raises based on merits.

6. Database Information. All Database Information pursuant to this Task Order shall belong to KBkids.com.



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IN WITNESS WHEREOF, each party hereto has caused this Task Order to be executed and delivered by its duly authorized representative, all as of the date first set forth above.


CANICOM, INC:                              KBKids.com, LLC:


By: /s/ Tom Ward                           By: /s/ Michael Wagner
    -------------------------------           -----------------------------

Its: President                            Its:  Vice President and Chief
    -------------------------------             Financial Officer
                                                -----------------------------



                              ADDRESS FOR NOTICE:
                              -------------------


CANICOM, INC:                              KBKids.com:

Mr. Tom Ward, President                    475 17th Street, Suite 750
720 S. Colorado Boulevard                  Denver, CO  80202
Suite 1200N
Denver, CO 80246

KBKids.com:


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                                    ADDENDUM


         This Addendum is to the Customer Interaction Agreement dated August 25, 1999, and the attached and referenced Work Order by and between Canicom Inc., a Colorado Corporation ("Canicom") and KBkids.com an Ohio Limited Liability Company ("KBKids. com").

         Notwithstanding anything contained in the Customer Interaction Agreement or Task Order to the contrary, the parties agree as follows:

     1. In reliance on the forecast provided by KBKids.com to Canicom which is attached hereto, Canicom agrees to dedicate 75 workstations, twenty-four (24) hours per day, seven (7) days per week to the fulfillment of the KBKids.com Task Order during the period from September 1, 1999 through December 31, 1999. A "workstation" is defined as a Canicom agent with access to sufficient equipment to perform the Canicom services required under the Task Order.

In addition, Canicom will provide seating for a maximum of eight (8) KBKids.com support personnel at no charge. KBKids.com will be responsible for providing any computers required by these individuals and will provide the technical support for this equipment. Should technical support from Canicom be required, it will be billed at a rate of $120 per hour.

     2. In consideration of the above, KBKids.com agrees to pay Canicom a minimum amount of $1,999,759.00 in the event the amount payable to Canicom under the Customer Interaction Agreement and Task Order is less than $1,999,759.00 during the period of September 1, 1999 and December 31, 1999. Payment of the additional funds required to meet the contractual minimum amount shall be due on January 31, 2000.

     3. Except as expressly modified herein, all other terms and conditions of the Customer Interaction Agreement and Task Order remains the same.




DATED: 8/27/99                               CANICOM, INC.
      --------------------------

                                             BY: /s/ Tom Ward
                                                ------------------------------
                                                TOM WARD, PRESIDENT



DATED:                                       KBKids.com, LLC.
      --------------------------


                                             BY: /s/ Michael Wagner
                                                ------------------------------

                                             TITLE: Vice President and Chief
                                                    Financial Officer
                                                   ---------------------------

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                         CUSTOMER INTERACTION AGREEMENT


     THIS Agreement, dated as of August 25,1999, is by and between CANICOM, INC., a Colorado Corporation ("CANICOM"), and KBKids.com, an Ohio Limited Liability Company ("KBkids.com").

     WHEREAS, CANICOM is engaged in the Customer Interaction and Fulfillment business and offers its services to businesses; and

     WHEREAS, KBkids.com desires Customer Interaction and/or Fulfillment services as defined more fully in a Task Order attached hereto, (the "Task Order"), and

     WHEREAS, the parties desire to enter into an arrangement whereby they can enter into or engage in projects through separate Task Orders while having this Agreement govern.

     NOW, THEREFORE, based upon these premises and other good and valuable consideration. the receipt and sufficiency of which is hereby acknowledged, KBkids.com and CANICOM agree as follows:

1.   TERM

     1.1. The term of this Agreement shall commence as of August 25, 1999, and shall expire on the third anniversary thereof unless renewed by KBkids.com by written notice to CANICOM thirty (30) days prior to said anniversary or otherwise provided in the Task Order.

2.   SERVICES AND DELIVERABLES.

     2.1. This Agreement establishes the standard terms and conditions pursuant to which KBkids.com will obtain from CANICOM and CANICOM will provide to KBkids.com, such services and deliverables as KBkids.com and CANICOM may mutually agree upon from time to time in writing. Bach such written agreement for specific project services shall be referred to hereinafter as a "Task Order," and the services and deliverables set forth in such Task Order to be provided by CANICOM shall be collectively referred to hereinafter as the "Services." To the extent of any express conflict or inconsistency between the terms and conditions of a Task Order and the terms and conditions of this Agreement, the terms and conditions of the Task Order will control where it specifically amends this Agreement or sets forth terms not included herein. Otherwise, this Agreement shall govern in all respects.

     2.2. The Task Orders entered into by the parties shall:

          2.2.1. Refer specifically to this Agreement and incorporate by reference all of this Agreement's terms and conditions unless the Task Order specifically provides otherwise;

          2.2.2. Designate the date as of which the provisions of the Task Order will be effective and, if applicable, the term or period of time during which CANICOM will perform services, provide resources or otherwise discharge its obligations as specified in the Task Order;

          2.2.3. Describe the services to be performed, resources to be provided or obligations to be discharged by CANICOM pursuant to the Task Order;



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          2.2.4. Describe the obligations of KBkids.com related to the Task
Order, including any facilities, equipment, personnel and tasks or other support to be provided or performed by KBkids.com;

          2.2.5. Specify the payments to be made to CANICOM under the Task Order, or, if applicable, the basis on which such payments will be computed; and

          2.2.6. Specify any other terms and conditions appropriate to the services to be performed and the obligations of the parties.

     2.3. CANICOM shall use reasonable efforts to provide qualified and competent services to KBkids.com in accordance with the schedules, description of services and specifications of the Task Orders in effect. If CANICOM fails to provide services in a competent or qualified manner, then CANICOM shall re-do the work or provide a credit to KBkids.com at CANICOM's option.

3.   PAYMENTS.

     3.1. CANICOM will be paid the professional fees and costs set forth in the applicable task order for providing services.

     3.2. There shall be added to the charges under a Task Order, and KBkids.com shall pay to CANICOM:

          3.2.1. Amounts equal to any sales, use, services or excise tax, however levied and based upon the charges under this Agreement or a Task Order; and

          3.2.2. Any and all applicable late charges or fees which maybe added to an invoice as a result of untimely payment of said invoice; and

          3.2.3. Reimbursement for all reasonable travel expenses or costs approved by KBkids.com and related to the performance of this Agreement or a specific Task Order. CANICOM shall provide KBkids.com with copies of receipts or other documentation for each travel expense upon written request.

     3.3. CANICOM may increase its rates and costs at such times and under such terms as are set forth in the Task Order.

4.   INVOICES.

     4.1. CANICOM shall invoice KBkids.com weekly for all services provided to KBkids.com by CANICOM for the week just completed, together with all previously approved out-of-pocket expenses incurred by CANICOM, during said period. Each such invoice shall be due and payable no later than fifteen (15) days after receipt by KBkids.com by check in immediately available funds. Any sum not paid when due shall thereafter bear interest until paid at a rate equal to one percent (1.5%) per month, but in no event to exceed the maximum rate of interest allowed by applicable law.

5.   CANICOM PERSONNEL.

     5.1. CANICOM shall use reasonable efforts to supply competent and qualified personnel to the KBkids.com project identified in a Task Order.


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     5.2. KBkids.com may request at any time the removal of any individual performing Services under a Task Order if KBkids.com believes that individual is not qualified to perform the Services or does not meet appropriate professional standards. CANICOM will remove any such individual from the project if CANICOM determines there is a reasonable basis for KBkids.com's complaint.

     5.3. CANICOM personnel who may be physically located at KBkids.com's facilities shall comply with all reasonable work place standards and policies, applicable to KBkids.com employees, of which KBkids.com apprises CANICOM in writing.

6.   KBKIDS.COM'S RESPONSIBILITIES.

     6.1. KBkids.com agrees to use its best effort to provide CANICOM with reasonable support related to the training of new agents to perform the Services.

     6.2. KBkids.com agrees to provide reasonable administrative support, computer facilities and other support, each as described more particularly in a Task Order, which are necessary to perform the services under a Task Order. KBkids.com agrees to perform in a timely fashion those tasks and provide the personnel agreed to by the parties as set forth in a Task Order to promote success of the project being performed by the Task Order.

     6.3. Should KBkids.com or CANICOM default in any of their obligations under this Agreement or a Task Order, they each agree that the non-defaulting party is not liable for delay, cost increase or other consequences due to such default of the other party.

     6.4. KBkids.com shall provide the services, materials and make payments to CANICOM as set forth herein and/or in any Task Order.

7.   TERMINATION OF AGREEMENT OR TASK ORDER.

     7.1. In the event that KBkids.com defaults in the payment of any amount due to CANICOM and does not cure such default within twenty (20) days after being given written notice, and the amount outstanding is not subject to a good faith dispute by Kbkids.com, then CANICOM may, at its option, immediately cease any services under this Agreement, and upon giving written notice, terminate this Agreement, or the specific Task Order then in effect, which is in default, as of a date specified in such notice of termination.

     7.2. CANICOM is relying on the proper presentation of project specific information, which is to be provided by KBkids.com. In the event that the information given concerning a specific Task Order is not an accurate representation of the clients desires, expectations, and/or current expected performance requirements are inadequate to provide sufficient Customer Interaction opportunities or to maintain staffing minimums, or in the event KBkids.com's products or services are inadequate, defective, or insufficient to provide adequate staffing levels to CANICOM, or maintain profit margins acceptable to continuing business then CANICOM shall have the right to terminate this agreement, or any Task Order applicable. Upon ten (10) days written notice to KBkids.com.

     7.3. Either party shall have the right to terminate this Agreement or the specific Task Order then in effect by giving forty-five (45) days written notice. If the termination option is exercised by either party, this Agreement shall terminate automatically at the end of the forty-five (45) day notice. In the event KBKids.com terminates under this paragraph KBKids.com is still liable for the minimum payment payable pursuant to the addendum except in the case of a material breach on the part of CANICOM.


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     7.4. Force Majeure. Each party shall be excused from performance for any period and to the extent that it is prevented from performing any obligation or service, in whole or in part, as a result of causes beyond the reasonable control and without the fault or negligence of such party and/or its subcontractors. Such acts shall include, without limitation, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes, floods or other natural disasters ("Force Majeure Event"). Delays in delivery or in meeting completion dates due to Force Majeure Events shall automatically extend such dates for a period equal to the duration of such events. In the event such non-performance continues for a period of sixty (60) days or more, either party may terminate this Agreement, or any applicable Task Order by giving written notice thereof to the other party.

8.   INDEMNIFICATION.

     8.1. KBkids.com agrees to indemnify, defend and hold harmless CANICOM and its subcontractors, officers, agents and employees from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys fees and expenses, in connection with claims of third parties resulting from or arising out of the work performed, or sale/fulfillment of KBkids.com goods and services. CANICOM shall indemnify, defend and hold harmless KBkids.com and its subcontractors, officers, agents and employees from any and all claims, damages, actions, liabilities, costs or expenses, including reasonable attorney's fees and expenses in connection with claims of third parties resulting from or arising out of CANICOM's misrepresentation of KBkids.com's goods and services, or Canicom's negligence.

9.   CONFIDENTIALITY.

     9.1. KBkids.com agrees that CANICOM's service business, and all of its ideas, methods, concepts, know-how, structures, techniques, inventions, developments, discoveries and proprietary data or programs and other information identified as proprietary by CANICOM which may be disclosed to KBkids.com is confidential and proprietary information of CANICOM ("CANICOM Confidential Information"). CANICOM agrees that KBkids.com's business plan, and all of its ideas, methods, concepts, know-how, structures, techniques, inventions, developments, discoveries, database information and proprietary data or programs and other information identified as proprietary by KBkids.com which may be disclosed to CANICOM is confidential and proprietary information of KBkids.com ("KBkids.com Confidential Information"). KBkids.com Confidential Information and CANICOM Confidential Information are collectively referred to as "Confidential Information." The obligations of this Section 9 shall survive the expiration or termination of this Agreement. Confidential Information shall not include any information which: (a) is already known to the party; (b) is or becomes part of the public domain through no wrongful act of said party; (c) is received from a third party without similar restrictions and without breach of this Agreement;
(d) is independently developed by that party; or (e) is approved for release by written authorization of the other party.

     9.2. CANICOM and KBkids.com shall use Confidential Information only for the purposes of this Agreement and shall not disclose Confidential Information to any third party, other than each party's subcontractors or each other's employees on a need-to-know basis, without the other party's prior written consent. CANICOM and KBkids.com agree to take appropriate action and to utilize the same effort to safeguard Confidential Information as each utilizes to protect its own trade secrets or proprietary Information but, at a minimum, CANICOM and KBkids.com shall take reasonable steps to advise their employees, and subcontractors of the confidential nature of the Confidential Information and of the prohibitions on copying or revealing such Confidential Information except to the extent required by such subcontractor or employee to carry out CANICOM's or KBkids.com's obligations under this Agreement. All Confidential Information relating to a Task Order of a party in the other party's possession at the termination of this Agreement shall be returned or destroyed.

     9.3. CANICOM and KBkids.com also agree to treat as confidential and proprietary any information of a third party that CANICOM or KBkids.com is obligated to treat as proprietary and confidential, provided that sufficient notice of the obligation is given by either party in writing.

     9.4. CANICOM agrees not to use any scripts developed by KBkids.com or KBkids.com's Confidential Information for any other customer or its own use. Further, CANICOM agrees that it will not intentionally solicit KBkids.com's customer base. KBkids.com acknowledges that CANICOM is in the business of customer interaction and that the customer bases of its clients may overlap, and therefore CANICOM cannot guarantee it will not call ,any customer in the normal course of its business operations.



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     9.5. The parties agree that the breach of this Section 9 may cause irreparable harm to the non-breaching party, and that, in addition to any other remedies, the non-breaching party shall be entitled to pursue an action for injunctive relief.

10. Ownership of Technology or Developments. Any and all materials developed by CANICOM pursuant to any Task Order or previously owned by CANICOM and used for any project, including without limitation any and all, software modifications, enhancements, customizations, developments, specifications and documentation, shall be and remain the property of CANICOM, and KBkids.com shall not obtain any rights or interests therein. Likewise, such materials supplied by KBkids.com shall be and remain the property of KBkids.com. Jointly developed materials shall be the property of each party unless otherwise provided in this Agreement or in a Task Order. Any customer data incorporated into a database developed pursuant to a Task Order shall belong to KBkids.com and it's client the software, structure and methodology surrounding the database information shall be and remain the property of the party who developed or owned such materials. All calling lists obtained by CANICOM shall remain the property of CANICOM.

11. CANICOM's entire liability to Kbkids.com in the event of breach or default hereunder except for injunctive relief for breach of confidentiality, shall be the actual damages and costs sustained by Kbkids.com as a result of such breach by CANICOM under any applicable Task Order or project. CANICOM SHALL NOT UNDER ANY CIRCUMSTANCES BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER.

     KBkids.com's entire liability to CANICOM in the event of breach or default hereunder except for injunctive relief for breach of confidentiality, shall be the actual damages and costs sustained by CANICOM as a result of such breach by KBkids.com under any applicable Task Order or project. KBkids.com SHALL NOT UNDER ANY CIRCUMSTANCES BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR SPECIAL DAMAGES OF ANY NATURE WHATSOEVER.

12. Change Orders/Work Requests. If at any time during the term of this Agreement, KBkids.com should desire or CANICOM wish to recommend an addition, modification or change to CANICOM's required performance hereunder, or under any Task Order then in effect, CANICOM and KBkids.com shall comply with the following administrative control procedures.

     12.1. The party desiring the addition, modification or change shall submit in writing to the other party all requests for any services which alter, amend, enhance, add to, delete from or otherwise change the scope of services specified in this Agreement, as modified or amended in accordance with this Change Order procedure, and/or the time and/or place of performance (hereinafter referred to as a "Change Order/Work Request").

     12.2. CANICOM's acceptance and performance of any Change Order/Work Request will be subject to its having the technical capability and technically qualified personnel to perform the work requested and to the availability (as determined by CANICOM using its good faith business judgment) of the necessary CANICOM personnel and resources.

     12.3. CANICOM will evaluate each Change Order/Work Request initiated by KBkids.com and shall submit an appropriate written response to KBkids.com's authorized representative as soon as possible but not later than seven (7) working days following CANICOM's receipt of the request. If CANICOM does not accept and will not perform a Change Order/Work Request initiated by KBkids.com, its written response will so inform KBkids.com. If CANICOM accepts the Change Order/Work Request, subject to the parties' agreement as to cost and completion dates, then its written response shall include a statement of the availability of CANICOM personnel and resources and the estimated additional costs and the impact, if any, on the completion date(s) associated with such Change Order/Work Request Change Orders and Work Orders initiated or prepared by CANICOM shall include the above mentioned statement when submitted to KBkids.com.

     12.4. Should KBkids.com elect to authorize a Change Order/Work Request initiated or accepted by CANICOM, KBkids.com will, as soon as possible, but not later than five (5) working days after receipt of a Change Order/Work Request or CANICOM's acceptance thereof, authorize CANICOM to perform the requested Change Order/Work Request by returning a duly authorized and executed copy of the request form to CANICOM's Project Manager. Upon such authorization by KBkids.com, CANICOM will commence performance in accordance with such Change Order/Work Request.

     12.5. CANICOM shall not be obligated to perform any such additional or different services in advance of written authorization from KBkids.com. Furthermore, CANICOM shall not be obligated to accept any Change Order/Work Request or to perform any additional services that in its good faith business judgment it determines are not feasible or impracticable or for



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which KBkids.com is unwilling to accept CANICOM's estimate of additional costs, completion time(s) or impact on performance measures.

     12.6. For the purposes of this Agreement, each Change Order/Work Request initiated or accepted by CANICOM and duly authorized in writing by KBkids.com, shall be deemed incorporated into and shall constitute a formal change to the associated Task Order, adjusting the services, costs and completion dates as finally agreed upon for each authorized Change Order/Work Request.

13. Subcontracts. Unless otherwise provided in the Task Order, CANICOM may subcontract any of the Services and shall he responsible for all Services performed by its subcontractors, and may perform the Services at any site reasonably selected by CANICOM.

14. Hiring of Employees. Except as maybe otherwise agreed in writing, during the term of this Agreement and each Task Order and for twelve (12) months thereafter, neither KBkids.com or CANICOM, shall offer employment to or employ any person employed then or within the preceding twelve (12) months by the other if such person was involved, directly or indirectly, in the performance of this Agreement or any Task Order.

15.  GENERAL.

     15.1. INDEPENDENT CONTRACTOR. CANICOM, IN FURNISHING SERVICES TO KBKIDS.COM, IS ACTING ONLY AS AN INDEPENDENT CONTRACTOR CANICOM DOES NOT UNDERTAKE TO PERFORM ANY OBLIGATION OF KBKIDS.COM, WHETHER REGULATORY OR CONTRACTUAL, OR TO ASSUME ANY RESPONSIBILITY FOR KBKIDS.COM'S BUSINESS OR OPERATIONS. CANICOM HAS THE SOLE RIGHT AND OBLIGATION TO SUPERVISE, MANAGE, CONTRACT, DIRECT, PROCURE, PERFORM OR CAUSE TO BE PERFORMED ALL WORK TO BE PERFORMED BY CANICOM, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR ANY TASK ORDER. CANICOM ACCEPTS FULL AND EXCLUSIVE LIABILITY FOR THE PAYMENT OF ALL EMPLOYER CONTRIBUTIONS AND TAXES MEASURED BY THE REMUNERATION PAID TO CANICOM EMPLOYEES AS REQUIRED BY ALL APPLICABLE FEDERAL, STATE AND LOCAL LAWS, RULES AND REGULATIONS.

     15.2. Entire Agreement. This Agreement including, all Task Orders issued hereunder, constitutes the entire agreement between the parties and there are no prior or contemporaneous, oral or written, representations, understandings or agreements relating to this subject matter which are not fully expressed herein. This Agreement may only be amended in writing and signed by a duly authorized representative of each party.

     15.3. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.

     15.4. Attorneys' Fees. In the event that any action or proceeding is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the party in breach shall pay all costs and expenses, including attorneys' fees.

     15.5. No Waiver. No delay or omission by either party in exercising any right or power shall impair such right or power or be construed to be a waiver. A waiver by either party of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach or of any other covenant. No waiver or discharge shall be valid unless in writing and signed by an authorized representative of the party against whom such waiver or discharge is sought to be enforced.

     15.6. Binding Effect. This Agreement shall be binding on the parties and their respective successors and assigns.

     15.7. Survival. All obligations for confidentiality, payment, limitations and indemnification shall explicitly survive termination or expiration this Agreement.

     15.8. Notice. Whenever under this agreement one party is required or permitted to give notice to the other, such notice shall be deemed given when delivered by hand or overnight courier, telecopied with transmission confirmation, or when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed to the address listed at the signature page of this Agreement. Either party hereto may change its address for notification purposes from time to time by giving the other party prior written notice of the new address and the date upon which it will become effective.



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


     15.9. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but if the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance then each provision not so affected shall be enforced to the extent permitted by law.

     15.10. Consent. Where agreement, approval, acceptance, consent or similar action by KBkids.com or CANICOM is required, such action shall not be unreasonably delayed or withheld.

     15.11. Advertising. KBkids.com's advertisements directing calls to the telephone lines serviced by CANICOM shall contain the name of KBkids.com's goods and services and shall not include or refer to CANICOM in any way or in any manner KBkids.com's advertisements shall not suggest that CANICOM is selling or has an interest in the product or service or is in any manner affiliated with KBkids.com or has an ownership interest in KBkids.com.

     15.12. Counterparts. This Agreement maybe executed in counterpart, each of which shall bean original, but all of which shall be deemed to be one and the same instrument. Execution by any party may be delivered by telecopier with counterpart signature pages delivered via telecopier and such delivery shall have the same effect as the delivery of an original counterpart hereof or thereof.

     15.13. Time of Essence. Time is of the essence with reference to all matters of performance hereunder.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed and delivered by its duly authorized representative, all as of the date first set forth above.


CANICOM, INC.                           KBKids.com LLC


By: /s/ Tom Ward                           By: /s/ Michael Wagner
    -------------------------------           -----------------------------

Its: President                            Its:  Vice President and Chief
    -------------------------------             Financial Officer
                                                -----------------------------


                              ADDRESS FOR
                              NOTICE:


CANICOM, INC.                           KBKids.com LLC

Mr. Tom Ward, President                 475 17th Street, Suite 750
720 S. Colorado Boulevard               Denver, CO 80202
Suite 1200N
Denver, CO 80246


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